P & F Industries, Inc. Increases Stock Repurchase
                  Authorization And Extends Repurchase Program

FARMINGDALE, N.Y., October 8, 2004 - P & F Industries, Inc. (Nasdaq NM:PFIN), today announced that its Board of Directors had authorized the repurchase of an additional 125,591 shares, increasing the total share repurchase authorization to an aggregate of up to 150,000 shares of Class A Common Stock. The Board of Directors extended the time during which P & F may purchase shares under its share repurchase program to September 30, 2005.

Richard A. Horowitz, Chairman of the Board, President and Chief Executive Officer of P & F Industries, commented: "We believe that the Company's shares are undervalued and that repurchasing shares is in the best interests of our stockholders. We are confident in P & F's long-term prospects and will continue to purchase shares at the times and in the amounts the Company deems appropriate."

P & F Industries, Inc., through its four wholly-owned subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware Inc., Green Manufacturing, Inc., and Embassy Industries, Inc., manufactures and/or imports air-powered tools, various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware, hydraulic cylinders, and baseboard and radiant heating products. P & F's products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, are based upon the Company's historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing. These risks could cause the Company's actual results for the 2004 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.


P & F Industries, Inc.                       Lippert/Heilshorn & Assoc., Inc.
Joseph A. Molino, Jr.                        Jody Burfening/Seema Brin
Chief Financial Officer                      Investors Relations
631-694-1800                                 212-838-3777
www.pfina.com                                jburfening@lhai.com or www.lhai.com
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